Exhibit 99.1

Granite Appoints Three New Members to Board of Directors

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 10, 2017--Granite Construction Incorporated (NYSE:GVA) announced today that its board of directors has appointed three new directors.

David C. Darnell, former vice chairman of Global Wealth & Investment Management at Bank of America Corporation; Dr. Patricia D. Galloway, CEO of Pegasus-Global Holdings, Inc.; and Celeste B. Mastin, CEO of Distribution International, Inc., has joined Granite’s Board of Directors, effective Wednesday, February 8, 2017. These appointments increase the number of Granite directors from eight to 11 as part of the Company’s board succession plan.

“We are very pleased to be able to welcome these three highly experienced business leaders to our team,” said William H. Powell, Granite Chairman of the Board. “David, Patricia and Celeste bring a great deal of strategic and operational leadership and expertise to our already outstanding board. Their unique backgrounds and depth of experience will prove to be invaluable as we continue building value for our shareholders and support the Company’s execution of its strategic plan.”

With their addition to the board, Darnell is a member of the Audit/Compliance and Executive Committees, Galloway is a member of the Audit/Compliance and Executive Committees, and Mastin is a member of the Nominating & Corporate Governance and Compensation Committees.

About David C. Darnell

David Darnell has held various leadership positions since joining Bank of America Corporation in 1979, most recently serving as vice chairman of Global Wealth & Investment Management from 2014 to 2015. He served as its co-chief operating officer from 2011 and president of Global Commercial Banking from 2005 to 2011.

Darnell currently serves on the boards of Watsco, Inc. and the Museum of the American Revolution. He holds an undergraduate degree from Wake Forest University and an MBA from the University of North Carolina at Chapel Hill.

About Dr. Patricia D. Galloway

Dr. Patricia D. Galloway currently serves as CEO of Pegasus-Global Holdings, Inc., where she has overseen all aspects of the firm's risk management, management consulting and strategic consulting business services since 2008. Prior to her tenure at Pegasus-Global Holdings, Inc., Dr. Galloway spent 17 years with the Nielsen-Wurster Group, Inc. where she held a number of positions, including CEO and principal and president and CFO.

Dr. Galloway holds a Ph.D. in Infrastructure Systems Engineering (Civil) from Kochi University of Technology in Japan, an MBA from the NY Institute of Technology and a bachelor’s degree in civil engineering, specializing in structural design and construction management, from Purdue University.

About Celeste B. Mastin

Celeste B. Mastin has served as CEO of Distribution International, Inc., a supplier of thermal and mechanical insulation, safety equipment and environmental products, since 2013. From 2008 to 2011, she served as chief executive officer and in 2007 served as chief operating officer of MMI Products, Inc., a wire products manufacturer and distributor of concrete accessories, concrete reinforcement and fencing. Prior to MMI Products, Mastin held a variety of positions related to the chemical and building products industries. She currently serves on the boards of Yield10 Bioscience and Distribution International, Inc.

Mastin holds a bachelor's degree in chemical engineering from Washington State University and an MBA from the University of Houston.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE:GVA) is one of the nation’s largest infrastructure contractors and construction materials producers. Granite specializes in complex infrastructure projects, including transportation, industrial and federal contracting, and is a proven leader in alternative procurement project delivery. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been honored as one of the World’s Most Ethical Companies by Ethisphere Institute for seven consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Investor Relations
Ronald Botoff, 831-728-7532
Corporate Communications
Jacque Fourchy, 831- 761-4741